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                                                                      EXHIBIT 12





                         RAYONIER INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)



                                                        Nine Months
                                                     Ended September 30,
                                                    1998            1997
                                                    ----            ----
Earnings:
Net Income                                        $ 49,477        $ 61,398
Add:
  Income Taxes                                      19,705          25,129
  Minority Interest                                     --          19,359
  Amortization of Capitalized Interest               1,679             806
                                                  --------        --------
                                                    70,861         106,692

Adjustments to Earnings for Fixed Charges:
  Interest and Other Financial Charges              26,076          17,987
  Interest Factor Attributable to Rentals            1,480           1,640
                                                  --------        --------
                                                    27,556          19,627
                                                  --------        --------
EARNINGS AS ADJUSTED                              $ 98,417        $126,319
                                                  ========        ========

Fixed Charges:
  Fixed Charges above                             $ 27,556        $ 19,627
  Capitalized Interest                                 194           4,849
                                                  --------        --------
TOTAL FIXED CHARGES                               $ 27,750        $ 24,476
                                                  ========        ========


RATIO OF EARNINGS AS ADJUSTED TO
  TOTAL FIXED CHARGES                                 3.55            5.16
                                                  ========        ========